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                                                                      EXHIBIT 12

                              TRUSERV CORPORATION
       SCHEDULE OF COMPUTATION OF THE RATIO OF EARNINGS TO FIXED CHARGES
            FOR THE FISCAL YEARS ENDED 1998, 1997, 1996, 1995, 1994
                                (000'S OMITTED)


                                                                     YEAR END
                                           -----------------------------------------------------------
                                             1998          1997        1996        1995         1994
                                           -----------------------------------------------------------
NET EARNINGS AFTER TAX                     $20,480       $42,716      $52,410     $59,037       60,318
ADD: TAX PROVISION                             597         1,600          362         176        1,163
                                           -------       -------      -------     -------      -------
PRETAX INCOME                               21,077        44,316       52,772      59,213       61,481
                                           -------       -------      -------     -------      -------

ADD: FIXED CHARGES
     INTEREST PAID TO MEMBERS               16,390        17,865       18,460      20,627       22,894
     OTHER INTEREST PAID                    38,710        19,100       10,175       9,298        7,493
                                           -------       -------      -------     -------      -------
     TOTAL INTEREST EXPENSE                 55,100        36,965       28,635      29,925       30,387
                                           -------       -------      -------     -------      -------
     RENTAL EXPENSES                        28,291        19,890       14,971      10,063        9,098
     % OF RENTAL EXPENSES                    33.33%        33.33%       33.33%      33.33%       33.33%
                                           -------       -------      -------     -------      -------
     APPLICABLE RENTAL EXPENSES              9,430         6,629        4,990       3,354        3,032
                                           -------       -------      -------     -------      -------
     TOTAL FIXED CHARGES                    64,530        43,594       33,625      33,279       33,419
                                           -------       -------      -------     -------      -------
PRETAX EARNINGS BEFORE FIXED CHARGES       $85,607       $87,910      $86,397     $92,492      $94,900
                                           =======       =======      =======     =======      =======
PRETAX EARNINGS RATIO TO FIXED CHARGES        1.33          2.02         2.57        2.78         2.84
                                           =======       =======      =======     =======      =======
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